Exhibit 99.1

Company Contact:

Tamara A. Seymour

Chief Financial Officer

Favrille, Inc.

(858) 526-8035

tseymour@favrille.com

Favrille Announces Resolution of Debt Obligations and Plans for Maximizing Assets

San Diego – July 7, 2008 – Favrille, Inc. (Nasdaq: FVRL) today announced that it has come to an agreement with its secured creditors, General Electric Capital Corporation and Oxford Financial Corporation (Lenders). The agreement follows Favrille’s recent announcement that the Lenders had received approximately $8.8 million as repayment of the outstanding principal, accrued interest and certain costs. Acceleration of the loan was triggered when the Company’s cash fell below the $14.5 million minimum cash covenant on May 30, 2008. Under terms of the agreement, the Company reimbursed the Lenders an additional $47,000 of transaction costs. The Lenders have been paid in full and, therefore, have agreed to release the general lien on the Company’s assets.

Following the recent announcement that the Phase 3 registration trial for its lead product, Specifid™, failed to demonstrate activity, Favrille announced it would cease all activities related to Specifid and other programs requiring production of patient-specific therapies including the T-cell and autoimmune disease programs. The Company laid off 132 of its 144 employees, including six of its eight executive officers, effective June 6, 2008. In addition, the Company plans to sell all unneeded fixed assets in the near future.

Favrille is currently in discussions with its landlord regarding the terms of the existing lease agreement in light of the fact that the Company does not require, nor can it meet the obligations for, the GMP manufacturing facility designed for the manufacture of Specifid.  The Company intends to maximize the value of its other assets, including the panel of humanized anti-CD20 antibodies acquired from Diversa (now Verenium) in 2007.

“We have received a number of inquiries regarding the manufacturing facilities and other assets over the past few weeks,” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “The future direction of the Company going forward remains uncertain but could include either a reorganization which might involve in-licensing of products contingent upon additional financing, a merger with another entity or liquidation of the Company either inside or outside of bankruptcy. We will continue to explore the relative benefits of all these options. The management and board of directors of Favrille remain committed to addressing these issues and maximizing the value of our assets as expeditiously as possible.”

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research and clinical development programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to Favrille’s ability to continue its operations, conserve cash or recognize value on our assets and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.